                                                                    Exhibit 99.3
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                            GOLDEN SKY SYSTEMS, INC.



                           406,000 Shares of Series A
                   Convertible Participating Preferred Stock

                                      And

                           100 Shares of Common Stock



                            STOCK PURCHASE AGREEMENT


                         Dated as of February 12, 1997






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                            Golden Sky Systems, Inc.
                            Stock Purchase Agreement
                          Dated as of February 12, 1997

                                      INDEX
                                                                            Page

SECTION 1.     TERMS OF PURCHASE...............................................1
    1.1        Description of Securities.......................................1
    1.2        Reserved Shares.................................................1
    1.3        Sale and Purchase...............................................1
    1.4        Closings........................................................3

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................4
    2.1        Organization and Corporate Power................................4
    2.2        Authorization...................................................4
    2.3        Non-contravention...............................................4
    2.4        Capitalization of the Company...................................5
    2.5        Financial Statements............................................6
    2.6        Absence of Undisclosed Liabilities..............................6
    2.7        Absence of Certain Developments.................................7
    2.8        Accounts Receivable.............................................7
    2.9        Title to Properties.............................................7
   2.10        Tax Matters.....................................................7
   2.11        Contracts and Commitments.......................................8
   2.12        Proprietary Rights; Employee Restrictions.......................9
   2.13        Litigation.....................................................11
   2.14        Offeree........................................................11
   2.15        Business; Compliance with Laws.................................11
   2.16        Information Supplied to Investors..............................12
   2.17        Investment Banking; Brokerage..................................12
   2.18        Solvency.......................................................12
   2.19        Environmental Matters..........................................12
   2.20        Employee Benefit Programs......................................14
   2.21        Product and Services Claims....................................15
   2.22        Employees; Labor Matters.......................................16
   2.23        Relationship with Subscribers, Retailers and Distributors......16
   2.24        Corporate Records; Copies of Documents.........................16
   2.25        Affiliate Transactions.........................................16
   2.26        Investments Related to Certain Foreign Countries...............17
   2.27        Small Business Concern, Etc....................................17

SECTION 2A.    REPRESENTATIONS AND WARRANTIES OF THE FOUNDER..................17



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                                                                            Page

SECTION 3.     CONDITIONS OF PURCHASE.........................................18
    3.1        Satisfaction of Conditions.....................................18
    3.2        Opinion of Counsel.............................................18
    3.3        Authorization..................................................18
    3.4        Effectiveness of Preferred Stock Terms.........................18
    3.5        Stockholders' Agreement........................................18
    3.6        Non-Competition Agreements.....................................19
    3.7        Redemption.....................................................19
    3.8        Acquisitions...................................................19
    3.9        Election of Directors; Indemnification Agreements..............19
   3.10        All Proceedings Satisfactory...................................19
   3.11        Delivery of Documents..........................................19
   3.12        SBIC Deliveries................................................20
   3.13        Additional Closing Conditions..................................20

SECTION 3A.    CONDITIONS OF SALE.............................................21

SECTION 4.     COVENANTS OF THE COMPANY.......................................21
    4.1        Financial Statements; Minutes..................................22
    4.2        Budget and Operating Forecast..................................22
    4.3        Conduct of Business............................................22
    4.4        Payment of Taxes, Compliance with Laws, etc....................23
    4.5        Insurance......................................................23
    4.6        Maintenance of Properties......................................23
    4.7        Affiliated Transactions........................................23
    4.8        Management Compensation........................................24
    4.9        Use of Proceeds................................................24
   4.10        Board of Directors Meetings; Meetings with Investors...........24
   4.11        Sales of Additional Securities.................................25
   4.12        Stockholders' Agreement, Non-Competition Agreements and
               Confidentiality and Proprietary Rights Agreements..............26
   4.13        Distributions on, and Redemptions of, Capital Stock............26
   4.14        Merger, Consolidation, Sale of Assets, Acquisitions and Other
               Actions .......................................................27
   4.15        No Amendments to Certificate of Incorporation..................27
   4.16        Capital Expenditures...........................................28
   4.17        Life Insurance.................................................28
   4.18        Annual Updates; Number of Stockholders; Use of Proceeds;
               Regulatory Violation; Economic Impact Information; Amendment...28

SECTION 5.     INVESTOR REPRESENTATIONS.......................................30




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                                                                            Page

SECTION 6.     INDEMNIFICATION................................................31
    6.1        Indemnification for Vicarious Liability........................31
    6.2        Notice; Defense of Claims......................................32
    6.3        Satisfaction of Indemnification Obligations....................33

SECTION 7.     GENERAL........................................................34
    7.1        Amendments, Waivers and Consents...............................34
    7.2        Survival of Representations, Warranties and Covenants;
               Assignability of Rights........................................34
    7.3        Governing Law..................................................35
    7.4        Section Headings; Counterparts.................................35
    7.5        Notices and Demands............................................35
    7.6        Severability...................................................35
    7.7        Expenses.......................................................35
    7.8        Integration....................................................36
    7.9        Certain Provisions Applicable to SBIC Investors................36

APPENDIX A - List of Investors

EXHIBITS

Exhibit A  - Stock Option Plan
Exhibit B  - Amended and Restated Certificate of Incorporation
Exhibit C  - Confidentiality and Proprietary Rights Agreement
Exhibit D  - Stockholders' Agreement
Exhibit E  - Non-Competition Agreement
Exhibit F  - Form of Indemnification Agreement






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SCHEDULES

Schedule 1.3   - Founding Investors
Schedule 2.4   - Capitalization and Beneficial Ownership
Schedule 2.6   - Undisclosed Liabilities
Schedule 2.7   - Material Developments
Schedule 2.8   - Accounts Receivable
Schedule 2.9   - Title to Properties
Schedule 2.10  - Tax Matters
Schedule 2.11  - Material Contracts
Schedule 2.12  - Proprietary Rights
Schedule 2.13  - Litigation
Schedule 2.15  - Business; Compliance with Laws
Schedule 2.16  - Business Plan
Schedule 2.19  - Environmental Matters
Schedule 2.21  - Product and Services Claims
Schedule 2.22  - Employees; Labor Matters
Schedule 2.25  - Affiliate Transactions





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FOR GEORGIA RESIDENTS:

THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE
SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

                            STOCK PURCHASE AGREEMENT

          AGREEMENT made as of this 12th day of February, 1997 by and among Golden Sky Systems, Inc., a Delaware corporation (the "Company"), Rodney A. Weary (the "Founder"), the investors identified on the signature pages hereto as the Outside Investors (the "Outside Investors") and the investors identified on the signature pages hereto as the Founding Investors (the "Founding Investors"). The Outside Investors and the Founding Investors are herein collectively referred to as the "Investors" and individually as an "Investor."


SECTION 1. TERMS OF PURCHASE

          1.1 Description of Securities. The Company has authorized the issuance and sale to the Investors of up to 406,000 shares (the "Series A Preferred Shares") of its authorized but unissued Series A Convertible Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), for a purchase price of $100.00 per Series A Preferred Share, and 100 shares (the "Common Shares") of its authorized but unissued Common Stock, par value $.01 per share (the "Common Stock"), for a purchase price of $1.00 per Common Share.

          1.2 Reserved Shares. The Company has authorized and has reserved, and covenants to continue to reserve, a sufficient number of shares of the Common Stock and the Company's Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock"), to satisfy the rights of conversion of the holders of the Series A Preferred Stock. Any shares of Common Stock, Redeemable Preferred Stock or any successor class of capital stock of the Company hereafter issued or issuable upon conversion of the Series A Preferred Shares are herein referred to as "Conversion Shares." The Series A Preferred Shares, the Common Shares and the Conversion Shares are herein collectively referred to as the "Securities."

          1.3 Sale and Purchase.

               (a) At the Initial Closing (as hereinafter defined) and subject to the terms and conditions herein set forth, the Company shall issue and sell to each of the Investors, and each Investor severally and not jointly shall purchase from the Company, the number of Series A Preferred Shares set forth opposite the name of such Investor in Column 1 of Appendix A hereto and the number of Common Shares set forth opposite the name of such Investor in Column 2 of Appendix A hereto for the aggregate purchase price set forth in the corresponding row of Column 3 of said Appendix A; provided, however, that certain investment funds affiliated with Alta Communications, Inc. (the "Alta Investors") have previously extended loans of $3,750,000 to the Company (the "Alta Loans"), the principal and interest of the Alta Loans shall be credited in full against the purchase price obligation of the Alta Investors and the promissory notes evidencing the Alta Loans shall be canceled as of the Initial Closing; and provided further, however, that certain Founding Investors set forth on Schedule 1.3 hereto have previously advanced to the Company an aggregate amount of $2,750,000 (the "Founders' Advances") which is non-interest-bearing and shall be credited in full against the purchase price obligation of such Founding Investors.



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               (b) Provided that the conditions to an Additional Closing (as hereinafter defined) as set forth in Section 3 hereof are satisfied by the Company or otherwise waived by each of the Outside Investors, and subject to the terms and conditions herein set forth, the Company, by action of a majority of its Board of Directors, including a majority of the Outside Investor Representatives (as hereinafter defined), may at one or more Additional Closings (which shall occur no later than the second anniversary of the date of this Agreement), in its sole discretion, issue and sell to each of the Outside Investors, and each Outside Investor severally and not jointly agrees to purchase from the Company, up to the number of Series A Preferred Shares which, together with all Series A Preferred Shares sold to such Outside Investor at any prior Additional Closing(s), shall not exceed the number set forth opposite the name of such Outside Investor in Column 4 of Appendix A hereto for a per share purchase price of $100.00; provided, however, that (i) the aggregate number of Series A Preferred Shares issued at any Additional Closing shall be allocated among the Outside Investors such that, following such Additional Closing, each such Outside Investor holds a number of Series A Preferred Shares that bears the same proportion to the total number of Series A Preferred Shares then held by all Outside Investors as the sum of the aggregate purchase price amounts set forth opposite the name of such Outside Investor in Columns 3 and 6 of Appendix A hereto bears to the sum of all amounts opposite all Outside Investors in Columns 3 and 6 of Appendix A hereto, (ii) the aggregate purchase price paid by each Outside Investor for Series A Preferred Shares at all Additional Closings shall not exceed the aggregate purchase price set forth in the corresponding row of Column 6 of said Appendix A, and (iii) the aggregate purchase price paid by all of the Outside Investors for Series A Preferred Shares at any Additional Closing shall be no less than $5,000,000 or the remaining amount of the aggregate purchase price set forth in Column 6 of said Appendix A which has not been previously paid by the Outside Investors at prior Additional Closings.

               (c) The parties acknowledge that Spectrum Equity Investors II, L.P. ("Spectrum II") is expected to close in February 1997. Spectrum II shall, subject to its initial closing, the initial takedown of capital from its limited partners and the approval of Spectrum II's investment in the Company by Spectrum II's Advisory Committee (the "Advisory Committee") (if such approval is required), purchase from the Company at one or more Additional Closings up to 100,000 Series A Preferred Shares and 25 Common Shares, subject to the terms and conditions herein set forth, for an aggregate purchase price of $10,000,025. Applegate & Collatos, Inc., the management company for Spectrum II, hereby agrees to use its best efforts to close Spectrum II, fund the initial takedown of capital and obtain investment approval by the Advisory Committee, if required, as soon as practicable and, in any event, by March 9, 1997, and to take any and all other actions necessary to consummate Spectrum II's investment in the Company as contemplated by this Agreement. Upon the earlier of (i) the Advisory Committee's rejection of Spectrum II's proposed investment in the Company or (ii) March 9, 1997 (if Spectrum II has not closed, funded its initial takedown of capital and obtained investment approval by the Advisory Committee, if required, on or prior to such date), Spectrum II shall have no rights nor obligations under this Agreement and the agreements contemplated hereby, including, without limitation, the right to purchase any Series A Preferred Shares or Common Shares hereunder, and shall be removed from Appendix A hereto; provided, however, that in such event, Spectrum Equity Investors L.P. may purchase from the Company at one or more Additional Closings up to 25,000 additional Series A Preferred Shares and 6 additional Common Shares, subject to the terms and conditions herein set forth, for an aggregate purchase price of $2,500,006, by notifying the Company on such earlier date of its commitment to purchase such Series A Preferred Shares and Common Shares. Upon receipt of such notification, the Company shall amend Appendix A hereto in order to reflect the additional investment that may be made by Spectrum Equity Investors L.P., subject to the terms and conditions herein set forth.

          1.4 Closings.

               (a) The initial closing (the "Initial Closing") of the sale and purchase of 199,000 of the Series A Preferred Shares and 75 of the Common Shares shall take place at the offices of Goodwin, Procter & Hoar LLP, located at Exchange Place, Boston, Massachusetts, at 10:00 A.M., on the date hereof, or such other date, time and place as shall be mutually agreed upon by the Company and three-fourths in interest of the Investors (the "Initial Closing Date"). At the Initial Closing, the Company will deliver the Series A Preferred Shares and the Common Shares being acquired by each Investor in the form of a certificate, issued in such Investor's name or in the name of its nominee (of which the Investor shall notify the Company not less than two business days prior to the Initial Closing), against payment of the full purchase price therefor by or on behalf of each Investor to the Company by check or wire transfer.

               (b) If the Company elects to sell additional Series A Preferred Shares to the Outside Investors pursuant to Section 1.3(b) hereof, the Company shall provide the Outside Investors with written notice of such election (the "Sale Notice"). Provided that the conditions to an Additional Closing as set forth in Section 3 hereof are satisfied by the Company or otherwise waived by the Outside Investors and the conditions to an Additional Closing as set forth in Section 3A hereof are satisfied by the Outside Investors or otherwise waived by the Company, and the Company has delivered the Sale Notice to the Outside Investors, one or more additional closings (the "Additional Closings") of the sale and purchase of up to 207,000 of the Series A Preferred Shares shall take place at such date, time and place as shall be mutually agreed upon by the Company and three-fourths in interest of the Outside Investors, but in any event not less than thirty (30) nor more than sixty (60) days following the date of delivery of the Sale Notice (each, an "Additional Closing Date"). At each Additional Closing, the Company will deliver the Series A Preferred Shares being acquired by each Outside Investor in the form of a certificate, issued in such Outside Investor's name or in the name of its nominee (of which the Outside Investor shall notify the Company not less than two business days prior to such Additional Closing), against payment of the full purchase price therefor by or on behalf of each Outside Investor to the Company by check or wire transfer. For the purposes of this Agreement, the Initial Closing and the Additional Closings are sometimes hereafter referred to as the "Closings" or a "Closing."





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SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          In order to induce the Investors to enter into this Agreement, the Company, subject to Section 7.2 hereof, hereby represents and warrants to the Investors that as of the date hereof:

          2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company. The Company has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement and the agreements contemplated hereby, and generally to carry out the transactions contemplated hereby and thereby. The copies of the Certificate of Incorporation and By-laws of the Company, each as amended to date, which have been furnished to counsel for the Investors, are correct and complete at the date hereof. The Company is not in violation of any term of its Certificate of Incorporation or By-laws or any material agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company.

          2.2 Authorization. This Agreement and all documents and instruments executed pursuant hereto or contemplated hereby (including without limitation, agreements by which the Company has or will consummate the acquisitions (the "Acquisitions") of certain National Rural Telecommunications Cooperative ("NRTC")/Direct Broadcast Satellite ("DBS") DirecTV franchises from Aurora Cable, TV Tennessee and Images DBS (the "Acquisition Agreements)) are valid and binding obligations of the Company, enforceable in accordance with their terms against the Company. The execution, delivery and performance of this Agreement and all documents and instruments contemplated hereby and the delivery and issuance of the Securities have been duly authorized by all necessary corporate or other action of the Company. Assuming the accuracy of the Investor representations set forth in Section 5 hereof, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required of the Company in connection with the execution, delivery and performance of this Agreement, or the issuance and delivery by the Company of the Securities in accordance with the terms of this Agreement, or the performance or consummation of any other transaction contemplated hereby.

          2.3 Non-contravention. The execution, delivery and performance by the Company of this Agreement and each of the other agreements and instruments to which it is a party and which are contemplated hereby will not: (a) conflict with or result in any default under any contract, obligation or commitment of the Company or any charter provision, by-law or corporate restriction of the Company; (b) result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company; or (c) violate any instrument, agreement, judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency applicable to the Company or to which the Company is a party.

          2.4 Capitalization of the Company. The authorized capital stock of the Company consists of: (a) 1,000,000 shares of Common Stock, of which 75 shares will be, as of the Initial Closing, duly and validly issued, outstanding, fully paid, and nonassessable; (b) 1,012,000 shares of designated preferred stock, par value $.01 per share, of which (i) 506,000 shares have been designated as Series A Convertible Participating Preferred Stock, of which 199,000 shares will be, as of the Initial Closing, duly and validly issued, outstanding, fully paid, and nonassessable and (ii) 506,000 shares have been designated as Redeemable Preferred Stock, none of which will be outstanding as of the Initial Closing; and (c) 300,000 shares of undesignated preferred stock, par value $.01 per share. Except for 62,525 shares of Common Stock reserved for issuance under a Stock Option Plan to be adopted by the Board of Directors of the Company and to contain the terms set forth on Exhibit A hereto (the "Stock Option Plan") and 5,682 shares of Common Stock issuable upon the exercise of warrants issued to the Alta Investors in connection with the Alta Loans (the "Warrants" and any shares of Common Stock or any successor class of capital stock of the Company hereafter issued or issuable upon exercise of the Warrants, the "Warrant Shares") and except as otherwise disclosed in Schedule 2.4, the Company has not issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. As of the Initial Closing, all of the outstanding shares of capital stock of the Company will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. The Series A Preferred Shares and the Common Shares have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable. The Series A Preferred Shares are initially convertible into 406,000 shares of Redeemable Preferred Stock and 406,000 shares of Common Stock representing 85.6% of the Common Stock of the Company on a fully-diluted basis after giving effect to the issuance of the 62,525 shares reserved for issuance under the Stock Option Plan and the exercise, exchange or conversion of any other securities exercisable or exchangeable for or convertible into Common Stock. The relative rights, preferences, restrictions and other provisions relating to the Series A Preferred Stock and the Redeemable Preferred Stock are as set forth in Exhibit B attached hereto. The Company has authorized and reserved for issuance upon conversion of the Series A Preferred Shares not less than 406,000 shares of Redeemable Preferred Stock and 406,000 shares of Common Stock, and the Conversion Shares issuable upon such conversion will be, when issued in accordance with the Certificate of Incorporation of the Company, duly and validly authorized and issued, fully paid and nonassessable. The Company has authorized and reserved for issuance upon exercise of the Warrants not less than 5,682 shares of Common Stock, and the Warrant Shares issuable upon such exercise will be, when issued in accordance with the Certificate of Incorporation of the Company, duly and validly authorized and issued, fully paid and nonassessable.

          Except as set forth in the Stockholders' Agreement referred to in
Section 3.5 hereof, there are no preemptive rights or rights of first refusal with respect to the issuance or sale of the Company's capital stock, other than rights to which holders of the Securities are entitled as set forth in Section
4.11 hereof. No officer, director or employee of the Company or any other person or entity has, claims to have or has any right to claim to have any interest in the Company's capital stock other than as disclosed in Schedule 2.4 or as an

Investor hereunder. There are no restrictions on the transfer of the Company's capital stock other than those arising from federal and state securities laws or under this Agreement or the Stockholders' Agreement referred to in Section 3.5 hereof. Except as set forth in the Stockholders' Agreement, there are no rights, obligations or restrictions on the voting of any of the Company's capital stock or the registration of such capital stock for offering to the public pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The shares of the capital stock outstanding before giving effect to the transactions contemplated by this Agreement (which consist of 1,000 shares of Common Stock) are held of record and beneficially by the Founder and will be redeemed by the Company at the Initial Closing. After giving effect to the transactions contemplated by this Agreement, the Investors will be the only stockholders of the Company.

          The Company has no subsidiaries or investments in any other corporation or business organization. Except as set forth in Schedule 2.4, the Company does not own or have any direct or indirect interest in, a loan or advance to, or control over any corporation, partnership, joint venture or other entity of any kind.

          2.5 Financial Statements. The Company has heretofore furnished to the Investors the following financial statements: (i) an unaudited income statement of the Company from the date of incorporation through December 31, 1996; (ii) an unaudited balance sheet of the Company as of December 31, 1996; and (iii) a pro forma balance sheet of the Company as of December 31, 1996 after giving effect to the Acquisitions and the transactions contemplated hereby (the "Pro Forma Balance Sheet"). Such financial statements and schedules of the Company have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements have been prepared without footnote disclosures and year-end audit adjustments, which will not, in any event, be material. Such financial statements contain notations for all significant accruals or contingencies, fairly represent the financial condition of the Company in all material respects as of the date thereof, and are true and correct as of the date thereof in all respects. Nothing has come to the attention of management of the Company since such dates that would indicate that the financial statements were not true and correct as of the date thereof. The Pro Forma Balance Sheet reflects all adjustments necessary as of December 31, 1996 to combine the assets acquired or to be acquired and liabilities incurred or assumed by the Company in connection with the Acquisitions. The Acquisitions were accounted for as purchases and booked in accordance with generally accepted accounting principles.

          2.6 Absence of Undisclosed Liabilities. Since the date if its incorporation and after giving effect to the transactions contemplated hereby and the Acquisitions, the Company does not have any material liability or liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, which are or would be required to be disclosed in accordance with generally accepted accounting principles, except as and to the extent disclosed in Schedule 2.6 or as otherwise set forth in the Pro Forma Balance Sheet, and, to the best knowledge of the Company, there exists no set of facts or circumstances which should be reasonably anticipated to form the basis for any such material liabilities. Without limiting the generality of the foregoing and after giving effect to the transactions contemplated hereby, the Company shall not have any obligation or liability to the Founder.

          2.7 Absence of Certain Developments. Except as disclosed in Schedule 2.7, since the date of the Company's incorporation, there has been (i) no adverse change in the condition, financial or otherwise, of the Company or in the assets, liabilities, business or prospects of the Company, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (iii) no waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company, (iv) no loan by the Company to any officer, director, employee or stockholder of the Company, or affiliates of any of the foregoing or any agreement or commitment therefor,
(v) no compensation paid or payable to the Founding Investors or any increase in the compensation paid or payable to any other officer, director, employee or agent of the Company or affiliates of any of the foregoing, (vi) no material loss, destruction or damage to any property of the Company, whether or not insured, (vii) no labor trouble involving the Company and no material change in the personnel of the Company or the terms and conditions of their employment and
(viii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company otherwise than for fair value in the ordinary course of business.

          2.8 Accounts Receivable. After giving effect to the Acquisitions, to the best knowledge of the Company, all of the accounts receivable of the Company represent bona fide completed sales made in the ordinary course of business and are valid and enforceable claims, subject to no express set-off or counterclaim. Except as disclosed on Schedule 2.8, the Company has no accounts receivable from any person, firm or corporation which is affiliated with it or from the Founder or any of its directors, officers, employees or shareholders or any affiliates of any of the foregoing.

          2.9 Title to Properties. After giving effect to the Acquisitions, the Company has good and marketable title to all of its material properties and assets, free and clear of all liens, restrictions or encumbrances, except as disclosed in Schedule 2.9, and such properties and assets constitute all of the assets necessary for the conduct of the Company's business as presently conducted. To the best knowledge of the Company, the Company's current management systems and executive personnel are adequate to manage the business of the Company as contemplated to be conducted. All machinery and equipment included in such properties which is necessary to the business of the Company is in good condition and repair and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received any notice of violation with which it has not complied.

          2.10 Tax Matters. Except as set forth in Schedule 2.10 attached hereto:

               (a) The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not. All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period and any deductions from, or credits against any Taxes or taxable income relating to such returns are valid and proper items of deduction or credit.

               (b) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting or, to the knowledge of the Company or threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not and never has been a "personal holding company" as defined under Section 541 of the Code. There has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. The Company is not now and has never been a member of an affiliated group filing a consolidated federal income tax return. The Company does not have any liability for the Taxes of any person or entity other than the Company.

               (c) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

          2.11 Contracts and Commitments. The Company is not, and after giving effect to the Acquisitions will not be, a party to any contract, obligation or commitment (whether written or oral) which involves a potential commitment in excess of $50,000 or which is otherwise material and not entered into in the ordinary course of business, nor is the Company a party to any employment contracts; stock restriction, voting, redemption or purchase agreements; loan, capital lease or other financing agreements; licenses; distributor, sales representative agreement; agreements with the Founder or any other officers, directors, employees or stockholders of the Company or persons or organizations related to or affiliated with any such persons; leases; agreements relating to the merger, consolidation or the acquisition or disposition of any assets or capital stock (other than the Acquisition Agreements); agreements relating to the licensing, distribution, development or maintenance of DBS services, including without limitation any contract with the NRTC or with Hughes Communications Galaxy, Inc. ("Hughes"); material agreements with subscribers of the Company's services, including without limitation, leases or rental agreements for satellite receiving systems for DirecTV ("DSS Systems") with subscribers; powers of attorney; or pension, profit-sharing, retirement or stock option plans, except in each case as are described in Schedule 2.11. The Company does not know of any basis for the termination, expiration or modification of any such agreements prior to the expiration date thereof, which termination, expiration or modification may have an adverse effect on the assets, liabilities, business, financial condition or prospects of the Company. The Company is not in default under any contract, obligation or commitment (including without limitation the Acquisition Agreements), and to the best knowledge of the Company, there is no state of facts which upon notice or lapse of time or both would constitute such a default. The Company is not a party to any contract or arrangement the performance of which under circumstances now foreseeable is likely to have an adverse effect on the assets, liabilities, business or condition, financial or otherwise, of the Company. The Company does not have any liability for renegotiation of any government contracts or subcontracts. The copies of the Acquisition Agreements (including the schedules thereto) and the contracts with the NRTC that have been furnished to counsel for the Investors are correct and complete as of the date hereof, and, to the best knowledge of the Company, no term therein or in the Hughes/NRTC contract has been waived, modified or amended as of the date hereof.

          2.12 Proprietary Rights; Employee Restrictions. Set forth in Schedule
2.12 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, licenses, sublicenses and copyrights owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. The Company owns or possesses exclusive licenses to use, free and clear of claims or rights of any other person, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, licenses, sublicenses, trade secrets and know how (collectively "Intellectual Property") necessary to the conduct of its business as presently conducted and as proposed to be conducted. All Intellectual Property that is used or incorporated into the Company's business and which is unique or proprietary to the Company was developed by or for the Company by the employees of the Company or its predecessors in interests and is owned exclusively by the Company, free and clear of claims or rights of any other person. The Company is not aware of any infringement by any other person of any rights of the Company under any Intellectual Property. No claim is pending or threatened against the Company nor has the Company received any notice from any third parties, to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, or the operation, products or services of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the best knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened against the Company, nor has the Company received any notice from any third parties, to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, as the case may be, and, to the best knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened).

          All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in Schedule 2.12. All such licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Schedule 2.12, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Investors and, to the best knowledge of the Company, the licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.

          All licenses or other agreements under which the Company has granted rights to others in Intellectual Property are listed in Schedule 2.12. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Schedule 2.12, all of the rights of Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to the Investors.

          All technical information developed by or belonging to the Company and which is material to the business of the Company which has not been patented has been kept confidential. The Company is not making unlawful use of any Intellectual Property of any other person, including without limitation any former employer of any past or present employees of the Company. Except as disclosed in Schedule 2.12, neither the Company nor any of its employees, officers or consultants has any agreements or arrangements with former employers of such employees, officers or consultants relating to any Intellectual Property of such employers, which interfere or conflict with the performance of such employee's duties for the Company or results in any former employers of such employees having any rights in, or claims on, the Company's Intellectual Property. The activities of the Company's employees and officers do not, to the Company's best knowledge, violate any agreements or arrangements which any such employees have with former employers. The Company has taken all commercially reasonable steps required to establish and preserve its ownership of all of the Intellectual Property; each current and former employee and officer of the Company has executed an agreement regarding confidentiality, proprietary information and assignment of inventions to the Company substantially in the form of Exhibit C hereto, and, to the knowledge of the Company, none of such employees are in violation of such agreements.

          Without limitation of any of the foregoing and except as otherwise expressly disclosed in Schedule 2.12 hereto: (a) the Company has taken reasonable security measures to guard against unauthorized disclosure or use of any of the Intellectual Property; and (b) the Company has no reason to believe that any person (including without limitation any former employee of the Company) has unauthorized possession of any of the Intellectual Property, or any part thereof, or that any person has obtained unauthorized access to any of the

Intellectual Property.

          2.13 Litigation. Except as disclosed in Schedule 2.13, there is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company, or any officer or key employee of the Company, which relates to the Company or its business or affairs or which may call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby or which could be reasonably expected to have an adverse effect on the assets, liabilities, business or condition (financial or otherwise) of the Company; nor, to the best knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted.

          2.14 Offeree. Neither the Company nor anyone acting on its behalf has in the past or will sell, offer for sale or solicit offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Series A Preferred Shares or the Conversion Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or will be within the exemptions of Section 4 thereof. The Company has and will comply with all applicable state "blue-sky" or securities laws in connection with the issuance and sale of its Common Stock, Series A Preferred Shares, Warrants and other securities heretofore issued and to be issued upon the closing of the Agreement. The Company has in the past complied with all applicable federal and state securities laws in connection with the offer, solicitation of offers and sales of its securities.

          2.15 Business; Compliance with Laws. Except as disclosed in Schedule
2.15 and after giving effect to the Acquisitions, the Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently conducted. The Company is not in violation, in any respect, of any law, regulation, authorization or order of any public authority. The Company is in compliance, in all material respects, with all federal (including all laws and regulations of the Federal Communications Commission ("FCC")), state and local laws and regulations (including all applicable environmental laws and regulations) relating to its business as presently conducted, except as disclosed in Schedule 2.15, and has been approved as an NRTC franchisee and NRTC Affiliate Member. Neither the Company nor any of its affiliates has been: (a) subject to a voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it, him or her from, or otherwise imposing limits or conditions on its, his or her, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commision to have violated any federal or state commodities, securities or unfair trade practices law or regulations of any regulatory agency, which such judgment or finding has not been subsequently reversed, suspended or vacated.

          2.16 Information Supplied to Investors. This Agreement and the Schedules (including the long-term business plan included herein as Schedule 2.16), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Such business plan was prepared by the Company in good faith and fairly presents the business and prospects of the Company in all material respects as of its date. The forecasts and projections of future financial results contained in such business plan were prepared by the Company in good faith and are based upon information available to the Company as of the date thereof and upon assumptions believed by the Company to be reasonable. There is no material fact directly relating to the assets, liabilities, business or condition (financial or otherwise) of the Company (other than facts which relate to general economic or industry trends or conditions) presently known to the Company which has not been disclosed to the Investors that materially adversely affects or in the future may reasonably be expected to materially adversely affect the same.

          2.17 Investment Banking; Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Company or the Founder in connection with this Agreement or the transactions contemplated hereby (other than in connection with the Acquisitions) and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith (other than the Warrants issued to the Alta Investors). The Company agrees to indemnify and hold the Outside Investors harmless from any losses, damages, costs or expenses they may suffer or incur as a result of a breach of this representation (including any dilution or diminution in value of their investment in the Company).

          2.18 Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally. After giving effect to the transactions provided for or contemplated therein (including the payment of the distribution to the Company's existing shareholders): (a) the Company will be able to pay its debts as they come due in the usual course of business and will have adequate capital to conduct its business; and (b) the Company's total assets will be greater than its total liabilities (total assets for this purpose being determined on the basis of the "fair saleable value" thereof).

          2.19 Environmental Matters.

               (a) Except as set forth in Schedule 2.19, (i) the Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the best knowledge of the Company, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of by the Company, at any site presently or formerly owned, operated, leased, or used by the Company, or has ever come to be located in the soil or groundwater at any such site; (iii) to the best knowledge of the Company, no Hazardous Material of the Company has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place; (iv) to the best knowledge of the Company, the Company presently does not own, operate, lease, or use, nor has the Company previously owned, operated, leased, or used, any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company with the presence of any Hazardous Material and based upon any action or inaction of the Company.

               (b) Except as set forth in Schedule 2.19, (i) the Company has no liability under, nor has it ever violated in any respect, any Environmental Law (as defined below); (ii) the Company, any property owned, operated, leased, or used by the Company, and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent, decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) none of the items enumerated in clause (iii) of this paragraph will be forthcoming.

               (c) Except as set forth in Schedule 2.19, to the best knowledge of the Company, no site owned, operated, leased or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls
(PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

               (d) Goodwin, Procter & Hoar LLP has been provided with copies of all documents, records, and information available concerning any environmental or health and safety matter relevant to the Company, whether generated in connection with the Company's business or otherwise, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

               (e) For purposes of this Section 2.19, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, or subsequently enacted; and (iv) "Company" shall include the Company, and any predecessor to the Company.

          2.20 Employee Benefit Programs.

               (a) The Company has never maintained (as defined below) an Employee Program (as defined below) which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code.

               (b) Each Employee Program that has ever been maintained by the Company has been maintained in compliance in all material respects with all applicable laws. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code (for which there exists neither a statutory nor regulatory exception), or material breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan or to any person in regard to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Company or any of its affiliates. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company, threatened with respect to any such Employee Program.

               (c) Neither the Company nor any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or Section 412 of the Code (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

               (d) With respect to each Employee Program maintained by or on behalf of the Company or any affiliate since its incorporation, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Goodwin, Procter & Hoar LLP: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy and any excess loss policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for the Company to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

               (e) For purposes of this Section 2.20:

                    (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                    (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                    (iii) An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company or any Entity under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                    (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

          2.21 Product and Services Claims. Except as set forth on Schedule 2.21, (i) there are no pending or, to the best knowledge of the Company, threatened material product or service claims with respect to any products or services provided by the Company prior to the Initial Closing Date nor are there any facts upon which a claim of such nature could reasonably be anticipated to be based and (ii) the Company does not have any contractual liability for breach of warranty or service claims. No claims have been made against the Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products or services, and, to the best knowledge of the Company, there are no facts upon which any such claim should reasonably be anticipated to be based.

          2.22 Employees; Labor Matters. The Company employs a total of approximately 16 full-time employees and two part-time employees and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any material amount of wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in Schedule 2.22. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work or any other concerted interference with normal operations which are existing, pending or threatened against or involving the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since its incorporation has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Schedule 2.22 sets forth a complete list of each officer, employee and sales representative who is scheduled to receive total remuneration from the Company on an annualized basis in excess of $50,000 for the calendar year ending December 31, 1997.

          2.23 Relationship with Subscribers, Retailers and Distributors. The relationships of the Company with its subscribers, retailers and distributors are good commercial working relationships. The Company has never intentionally solicited, nor intentionally encouraged any of its representatives or any other person to solicit, nor has the Company employed any scheme or device for the purpose of encouraging nor has the Company encouraged any of its representatives or any other person to employ any scheme or device for the purposes of encouraging persons residing outside the Company's designated DBS service areas, or persons not otherwise eligible, to become subscribers of the DBS services offered in the ordinary course of the Company's business.

          2.24 Corporate Records; Copies of Documents. The corporate record books of the Company accurately record all corporate action taken by its stockholder and board of directors and committees. The copies of the corporate records of the Company, as made available to the Investors for review, are true and complete copies of the originals of such documents. The Company has made available for inspection by the Investor and their counsel true and correct copies of all documents referred to in this Section 2.24 or in the Schedules delivered pursuant to this Agreement.

          2.25 Affiliate Transactions. Except as set forth in Schedule 2.25 hereto, neither the Company nor any officer, employee or director of the Company (other than the Outside Investor Representatives) or any of their respective spouses or family members or any of their affiliates, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director, partner or in another similar capacity of, any competitor of the Company, or any organization which has a contract or arrangement with the Company.

          2.26 Investments Related to Certain Foreign Countries. Neither the Company nor any affiliate of the Company has participated in, or is participating in, an anti-Israeli boycott within the scope of Chapter 7 of Part 2 of Division 4 of Title 2 of the California Government Code, as in effect from time to time.

          2.27 Small Business Concern, Etc.

               (a) The Company, together with its "affiliates" (as that term is defined in 13 CFR Section 121.103), is a "smaller business" within the meaning of SBIC Regulations, including 13 CFR Section 107.710. The information regarding the Company and its affiliates set forth in SBA Form 480, Form 652 and Section A of Form 1031 delivered on or prior to the Initial Closing Date is accurate and complete. The Company does not presently engage in, nor shall hereafter engage in, any activities, and the Company shall not use the proceeds of the sale of the Series A Preferred Shares hereunder directly or indirectly for any purpose, for which an SBIC is prohibited from providing funds by SBIC Regulations (including 13 CFR Section 107.720).

               (b) As of the date hereof, the primary business activity of the Company is (i) providing DBS services and (ii) classified under Standard Industrial Classification Code number 4841 (Cable and Other Pay Television Services), and the annual receipts (as such term is used in 13 CFR Section 121.201) of the Company are less than $11,000,000.

               (c) For all purposes of this Agreement, the following terms shall have the following meanings:

                    (i) "SBA" means the United States Small Business Administration, and any successor agency performing the functions thereof;

                    (ii) "SBIC" means a Small Business Investment Company licensed by the SBA under the SBIC Act;

                    (iii) "SBIC Act" means the Small Business Investment Act of 1958, as amended; and

                    (iv) "SBIC Regulations" means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations ("13 CFR"), Parts 107 and 121.


SECTION 2A. REPRESENTATIONS AND WARRANTIES OF THE FOUNDER

          In order to induce the Outside Investors to enter into this Agreement, the Founder hereby represents and warrants to the Outside Investors that (i) the Company was incorporated in Delaware on June 25, 1996 and, other than with respect to the Acquisitions or as disclosed in the schedules to this Agreement, has not acquired any assets or created, incurred, assumed or become liable for any indebtedness since such date, and (ii) the representations and warranties made by the Company in Sections 2.6, 2.7, 2.11, 2.13, 2.17 and 2.25 are true and correct in all respects as of the date hereof.


SECTION 3. CONDITIONS OF PURCHASE

          The Investors' obligation to purchase and pay for the Series A Preferred Shares and the Common Shares shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to the Investors' satisfaction on or before the Initial Closing Date and/or an Additional Closing Date, as the case may be, of the following conditions:

          3.1 Satisfaction of Conditions. The representations and warranties of the Company contained in this Agreement (including, but not limited to, the representations and warranties made in Section 2 hereof) shall be true and correct in all material respects on and as of the Initial Closing Date and, with respect to an Additional Closing, the Additional Closing Date; each of the conditions specified in this Section 3 shall have been satisfied or waived in writing; and on the Initial Closing Date and each Additional Closing Date, certificates to such effect executed by the President and the principal financial officer of the Company shall be delivered to the Investors.

          3.2 Opinion of Counsel. The Investors shall have received an opinion, dated the Initial Closing Date and each Additional Closing Date, in form and substance satisfactory to them on the organization and authority of the Company, the enforceability of this Agreement and any related agreements, absence of conflicts with organizational documents and other agreements, absence of litigation and such other matters as requested by the Investors.

          3.3 Authorization. The Board of Directors and the sole stockholder of the Company shall have duly adopted resolutions in form reasonably satisfactory to the Investors authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Investors shall have received a duly executed certificate of the Secretary of the Company setting forth a copy of such resolutions and the Certificate of Incorporation and By-laws of the Company and such other matters as may be requested by the Investors.

          3.4 Effectiveness of Preferred Stock Terms. The Board of Directors of the Company shall have adopted a resolution establishing the terms of the Series A Preferred Stock and Redeemable Preferred Stock as set forth in Exhibit B hereto, and such action shall have been made effective by approval thereof by the Founder and the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State for the State of Delaware.

          3.5 Stockholders' Agreement. The Company, the Investors and all other stockholders of the Company shall have executed and delivered a Stockholders' Agreement in the form of Exhibit D hereto (the "Stockholders' Agreement").

          3.6 Non-Competition Agreements. The Founder and all other key employees of the Company shall have entered into a Non-Competition Agreement containing non-competition, non-solicitation and confidentiality provisions with the Company in the form of Exhibit E hereto (the "Non-Competition Agreement"). All employees of the Company who are exposed to technical and proprietary information of the Company shall have entered into confidentiality and invention assignment agreements with the Company substantially in the form attached as Exhibit C hereto (the "Confidentiality and Proprietary Rights Agreement").

          3.7 Redemption. The Company shall have redeemed all of the shares of capital stock of the Company held by the Founder as of the date hereof. The Founder and the other Founding Investors shall have paid an aggregate of $3,000,000 (including the full amount of the Founders' Advances) for the Series A Preferred Shares and Common Shares being purchased by them hereunder. In connection with the redemption, there shall have been delivered to the Company
(a) the certificate representing all of the capital stock held by the Founder, marked canceled, and (b) a release executed by the Founder, in form and substance satisfactory to the Outside Investors.

          3.8 Acquisitions. The Company shall have consummated each of the Acquisitions with Aurora Cable, TV Tennessee and Images DBS.

          3.9 Election of Directors; Indemnification Agreements. In accordance with the terms of the Stockholders' Agreement, the size of the Company's Board of Directors shall have been fixed at no more than five (5) members and three
(3) designees of the Outside Investors shall have been elected to the Company's Board of Directors (herein referred to, together with any successors as replacements, as the "Outside Investor Representatives"). The Company shall have entered into an Indemnification Agreement with each of its directors (including the Outside Investor Representatives) in substantially the form of Exhibit F hereto.

          3.10 All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Initial Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to three-fourths in interest of the Investors (including each Outside Investor who has a commitment to purchase at least 75,000 Series A Preferred Shares hereunder, as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event), the Investors shall have received such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith. The issuance and sale of the Series A Preferred Shares and Common Shares to the Investors and the Warrants to the Alta Investors shall be made in conformity with all applicable state and federal securities laws.

          3.11 Delivery of Documents. The Company shall have executed and delivered to the Investors (or shall have caused to be executed and delivered to the Investors by the appropriate persons) the following:

               (a) Certificates for the Series A Preferred Shares and Common Shares;

               (b) Certified copies of resolutions of the Board of Directors (and, if necessary, the stockholder) of the Company authorizing the execution and delivery of this Agreement, the Stockholders' Agreement, the Amended and Restated Certificate of Incorporation creating the Series A Preferred Shares, the issuance of the Series A Preferred Shares and Common Shares and, upon conversion of the Series A Preferred Shares, the issuance of the Conversion Shares;

               (c) A copy of the corporate charter of the Company, as amended, certified as of a recent date by the Secretary of State of the State of Delaware;

               (d) A copy of the by-laws of the Company certified by the Company's secretary;

               (e) Certificates issued by the Secretary of State of the States of Delaware and Missouri, certifying that the Company is in good standing in their respective states;

               (f) True and correct copies of the Acquisition Agreements, together with all amendments thereto, and copies of all documents and instruments evidencing the transactions consummated in connection therewith; and

               (g) Such other supporting documents and certificates as the Investors may reasonably request.

          3.12 SBIC Deliveries. The Company shall have delivered to BancBoston Ventures Inc. ("BancBoston"):

               (a) duly completed and executed SBA Forms 480, 652 and Part A of 1031;

               (b) if not delivered prior to the Initial Closing, a business plan showing the Company's financial projections for a five-year period from the Initial Closing;

               (c) a written statement from the Company regarding its intended use of the proceeds from the sale of the Series A Preferred Shares; and

               (d) a list, after giving effect to the Initial Closing, of (i) the name of each of the Company's directors, (ii) the name and title of each of the Company's officers, and (iii) the name of each of the Company's stockholders setting forth the number and class of shares held.

          3.13 Additional Closing Conditions. In addition to the other conditions set forth in this Section 3, the obligations of the Outside Investors to purchase and pay for the Series A Preferred Shares to be sold by the Company at each Additional Closing shall be subject to the fulfillment or waiver, on or before the Additional Closing Date, of the following conditions: (a) the Company shall have furnished to the Outside Investors the Sale Notice; (b) the Company shall have furnished to the Outside Investors, at least ten days prior to the Additional Closing Date, updated schedules to this Agreement, which shall be reasonably acceptable to three-fourths in interest of the Outside Investors;

(c) there shall not exist any condition or state of events which has resulted in, or could reasonably be expected to result in, a material adverse effect on the business operations or condition (financial or otherwise) of the Company;
(d) the Company shall have executed and delivered the certificates for the additional Series A Preferred Shares; (e) three-fourths in interest of the Outside Investors (including each Outside Investor who owns or has a commitment to purchase at least 75,000 Series A Preferred Shares hereunder, as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event), shall have approved the use of proceeds for which the additional Series A Preferred Shares are being sold (which may include funding for approved acquisitions, working capital and capital expenditures); and (f) there shall have been no breach by the Company under this Agreement, the Stockholders' Agreement or the Amended and Restated Certificate of Incorporation.


SECTION 3A. CONDITIONS OF SALE

          The Company's obligation to sell the Series A Preferred Shares at each Additional Closing shall be subject to (i) the delivery by all of the Outside Investors of the purchase price set forth on Appendix A hereto at the Initial Closing and (ii) the Company's reasonable satisfaction that the representations and warranties of the Outside Investors contained in Section 5 hereof are true and correct in all material respects on and as of the Additional Closing Date.


SECTION 4. COVENANTS OF THE COMPANY

          The Company (which term shall be deemed to include, for purposes of this Section 4, any subsidiary or subsidiaries of the Company formed after the date of this Agreement) shall comply with the following covenants except as shall otherwise be expressly agreed pursuant to a written consent or consents executed by the holders of three-fourths in interest of the Series A Preferred Shares (including each Outside Investor who owns or has a commitment to purchase at least 75,000 Series A Preferred Shares hereunder, as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event), until such time as all of the Series A Preferred Shares shall have been redeemed in accordance with their terms or converted into Common Stock and Redeemable Preferred Stock upon the vote of holders of three-fourths in interest of the Series A Preferred Shares, upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock of the Company to the public in which the proceeds received by the Company, net of underwriting discounts and commissions, equal or exceed $35 million and the shares are offered to the public at a price per share of no less than $300.00 (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) (a "Qualified Public Offering") or as otherwise provided in the Amended and Restated Certificate of Incorporation.

          4.1 Financial Statements; Minutes. The Company will maintain a comparative system of accounts in accordance with generally accepted accounting principles, keep full and complete financial records and furnish to the Investors the following reports: (a) within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with a consolidated statement of income and retained earnings of the Company for such year, audited and certified by independent public accountants of recognized national standing reasonably satisfactory to the Investors, prepared in accordance with generally accepted accounting principles and practices consistently applied; (b) within 45 days after the end of each quarter, commencing with the quarter ending March 31, 1997, a consolidated unaudited balance sheet of the Company as at the end of such quarter and a consolidated unaudited statement of income and retained earnings for the Company for such quarter and for the year to date; (c) within 30 days after the end of each month, commencing with the month ended January 31, 1997, a consolidated unaudited balance sheet of the Company as at the end of such month and an unaudited statement of income and retained earnings for the Company for such month and for the year to date, each of the foregoing balance sheets and statements of earnings and retained earnings to set forth in comparative form the corresponding figures for the prior fiscal period; and (d) such other financial information as the holders of three-fourths in interest of the Series A Preferred Shares may reasonably request, including without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section 4.

          4.2 Budget and Operating Forecast. Commencing with the fiscal year beginning January 1, 1998, the Company will prepare and submit to the Board of Directors of the Company a budget for the Company for each fiscal year of the Company at least 60 days prior to the beginning of such fiscal year, together with management's written discussion and analysis of such budget. The budget shall be accepted as the budget for such fiscal year when it has been approved by a majority of the full Board of Directors of the Company and, thereupon, a copy of such budget promptly shall be sent to the Investors. The Company shall review the budget periodically and shall advise the Board of Directors and the Investors of all changes therein and all material deviations therefrom.

          4.3 Conduct of Business. The Company will continue to engage principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith, and shall not engage in any other business or businesses without the approval of the holders of three-fourths in interest of the Series A Preferred Shares (including each Outside Investor who owns or has a commitment to purchase at least 75,000 Series A Preferred Shares hereunder, as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event). The Company shall not become a holding company with all operating businesses being conducted by its subsidiaries. The Company shall conduct its business in a manner that does not cause the Outside Investors to recognize any item of gross income which would generate "unrelated business taxable income" (as that term is defined in Sections 512 through 514 of the Code), including without limitation any income derived from or on account of any "debt-financed property" (as defined in Section 514 of the Code), or gross income directly attributable to a "trade or business" (within the meaning of Sections 512 and 513 of the Code). The Company will keep in full force and effect its corporate existence and all intellectual property rights useful in its business (except such rights as the Board of Directors has reasonably determined are not material to the Company's continuing operations) and shall use its best efforts to cause each new key employee of the Company to execute a noncompetition and confidentiality agreement with substantially the same terms as are set forth in the form of Non-Competition Agreement attached hereto as Exhibit E and each other employee to execute a confidentiality and proprietary rights agreement with substantially the same terms as are set forth in the Confidentiality and Proprietary Rights Agreement attached hereto as Exhibit C, with such reasonable changes as may be deemed appropriate by the Board of Directors.

          4.4 Payment of Taxes, Compliance with Laws, etc. The Company will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

          4.5 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business.

          4.6 Maintenance of Properties. The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

          4.7 Affiliated Transactions. All transactions by and between the Company and the Founder and any officer or key employee of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with the Founder or such officer or key employee, shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the disinterested members of the Board of Directors after full disclosure of the terms thereof.

          4.8 Management Compensation. Compensation paid by the Company to its management will be comparable to compensation paid to management in companies in the same or similar businesses of similar size and maturity and with comparable financial performance. In furtherance of the foregoing, the Company hereby agrees that no compensation or other remuneration at an annualized rate in excess of $50,000 shall be paid to, nor shall any capital stock of the Company be issued to, or options to purchase any of its capital stock granted to, any officer or employee of the Company or any of its subsidiaries, without the approval of a compensation committee of the Board of Directors, a majority of the members of which committee shall be comprised of the Outside Investor Representatives and/or other non-employee members of the Board of Directors. Any grants of capital stock or options hereunder shall be conditioned upon the grantee agreeing to be bound by the terms of the Stockholders' Agreement.

          4.9 Use of Proceeds. The Company shall use approximately $12,200,000 of the proceeds of the sale of the Series A Preferred Shares at the Initial Closing to fund the Acquisitions, $367,838.89 of the proceeds of the sale of the Series A Preferred Shares at the Initial Closing to pay in full the principal and interest on the Promissory Notes issued to Rodney A. Weary Revocable Trust and F.G. Weary Revocable Trust on January 15, 1997, and the remainder of the proceeds of the sale of the Series A Preferred Shares at the Initial Closing for working capital. The proceeds of the sale of the Series A Preferred Shares at each Additional Closing shall be used to fund the acquisition of additional NRTC/DBS DirecTV franchises and for working capital and capital expenditures. Pending use for the above described purpose, said proceeds shall be temporarily invested in short-term interest bearing securities, including U.S. Government securities, shares of money market mutual funds and certificates of deposit and similar instruments of federally or state-chartered banks.

          4.10 Board of Directors Meetings; Meetings with Investors.

               (a) The Company will ensure that meetings of its Board of Directors are held at least six times each year and at intervals of not more than three months and will reimburse Directors for their reasonable travel and other out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or performing such other business on behalf of the Company as may be approved by the Company in advance. The Certificate of Incorporation or By-laws of the Company will at all times during which any nominee of the Investors serves as director of the Company provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law. The Company will use its best efforts to obtain and maintain on reasonable business terms directors and officers' liability insurance coverage of at least $1,000,000 per occurrence and will notify its Directors promptly of any lapse of such coverage.

               (b) The Outside Investors shall be entitled to consult with and advise the Board of Directors on significant business issues with respect to the Company, including management's proposed annual operating plans for the Company, and management will meet with the Outside Investors regularly during each year at the Company's facilities at mutually agreeable times and intervals for such consultation and advice and to review progress in achieving said plans. The Outside Investors may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the financial condition and operations of the Company, provided that access to highly confidential proprietary information and facilities need not be provided. If an Outside Investor is not represented on the Board of Directors, the Company shall invite a representative of such Outside Investor to attend all meetings of its Board of Directors relating to the Company in a non-voting observer capacity, and in this respect shall give such representative copies of all notices, minutes, consents, and other material that it provides to all of its directors and which relate to the Company.

          4.11 Sales of Additional Securities.

               (a) The Company covenants and agrees that it shall not accept subscriptions for or issue, sell, give away, transfer, pledge, mortgage, assign or otherwise dispose of any shares of capital stock or any other equity interests, or other securities convertible into or exchangeable for capital stock or other equity interests or options, warrants or rights carrying any rights to purchase capital stock or other equity interests or convertible or exchangeable securities, without the express written consent of holders of three-fourths in interest of the Series A Preferred Shares, except as provided in Sections 1.3(b) and 4.11(b) hereof. In addition, the Company covenants and agrees that, except as otherwise expressly permitted by Sections 1.3(b) and 4.11(b) hereof, it will not sell or issue any (i) shares of capital stock of the Company, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock or convertible or exchangeable securities of the Company (collectively, "Additional Equity Securities") or (ii) subordinated notes, bonds, certificates of indebtedness, debentures or other mezzanine debt securities (collectively, "Additional Debt Securities" and together with Additional Equity Securities, "Additional Securities") unless (x) the Company shall have received a bona fide arms-length offer (which may be in response to a solicitation by the Company) to purchase such Additional Securities from a third party, and (y) the Company first submits a written offer to the Investors who are then holders of Series A Preferred Shares identifying the third party to whom such Additional Securities are proposed to be sold and the terms of the proposed sale, and offering to such Investors the opportunity to purchase such securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to the third party. Each of such Investors shall have the right to purchase its proportionate share of such securities based on the ratio which the Series A Preferred Shares owned by such Investor bears to all Series A Preferred Shares owned by all Investors immediately prior to such issuance. Any Investor may transfer its right to be offered any such opportunity to any transferee of shares of its Series A Preferred Shares, in which event such transferee shall be deemed to be an Investor for purposes of this Section 4.11. The Company's offer to such Investors shall remain open and irrevocable for a period of at least 45 days. Any securities so offered to such Investors which are not purchased pursuant to such offer shall be offered to such Investors wishing to purchase any such securities, and thereafter may be sold by the Company to the third party originally named in the offer to such Investors on terms and conditions, including price, not more favorable to the third party than those set forth in such offer at any time within 75 days following the date of such offer, but may not be sold to any other person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 75-day period without renewed compliance with this Section 4.11.

               (b) Notwithstanding the foregoing, the Company may (i) issue, or issue options, warrants or rights to subscribe for, up to an aggregate of 62,525 shares of its Common Stock to officers, directors, employees, consultants or agents of the Company pursuant to the terms of the Company's Stock Option Plan and Section 4.8 hereof and issue shares of its Common Stock upon the exercise of such stock options; (ii) issue the Warrants to the Alta Investors as contemplated by Section 2.4 hereof; (iii) issue Conversion Shares upon the conversion of the Series A Preferred Shares; (iv) issue Warrant Shares upon the exercise of the Warrants; (v) declare, make or issue a dividend or other distribution payable in shares of the Common Stock in respect of outstanding shares of the Common Stock or the Series A Preferred Stock in accordance with the Company's Amended and Restated Certificate of Incorporation, as amended;
(vi) issue shares of Common Stock in connection with a Qualified Public Offering; (vii) with the prior consent of holders of three-fourths in interest of the Series A Preferred Shares, issue, or issue options, warrants or rights to subscribe for, shares of its Common Stock in connection with any debt, capital lease or other similar financing transaction; or (viii) at any time on or prior to May 9, 1997 (provided that the Company has issued all of the Series A Preferred Shares and Common Shares to the Outside Investors issuable hereunder, taking into account the provisions of Section 1.3(c) hereof), issue additional shares of Series A Preferred Stock under the same terms and conditions set forth in this Agreement (subject to the approval of a majority of the Outside Investor Representatives and the execution by the purchaser(s) of such shares of a Joinder Agreement in the form of Exhibit A to the Stockholders' Agreement) such that the aggregate number of shares of Series A Preferred Stock issued does not exceed 506,000, in each case without offering the holders of Series A Preferred Shares the opportunity to purchase their proportionate share of such shares or options under this Section 4.11.

          4.12 Stockholders' Agreement, Non-Competition Agreements and Confidentiality and Proprietary Rights Agreements. The Company will diligently enforce all of its rights under the Stockholders' Agreement described in Section
3.5 hereof, and the agreements described in Section 3.6 hereof. The Company will not effect any transfer of any of the outstanding capital stock of the Company on the stock record books of the Company unless such transfer is made in accordance with the terms of the Stockholders' Agreement referred to in Section
3.5 hereof. The Company will not waive or release any rights under, or consent to the amendment of, any such agreement without the requisite written approval of the parties thereto.

          4.13 Distributions on, and Redemptions of, Capital Stock. Except as otherwise expressly provided in this Agreement or in Exhibit B hereto, the Company will not declare or pay any dividends or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock or any other class of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of the Common Stock pursuant to stock repurchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers, by operation of law, provided that the repurchase price paid by the Company does not exceed the purchase price paid to the Company for such shares. Any redemption, repurchase or other acquisition by the Company of any shares of its capital stock shall be made in compliance with all laws, including but not limited to federal and state securities laws.

          4.14 Merger, Consolidation, Sale of Assets, Acquisitions and Other Actions. The Company will not without the prior written consent of holders of three-fourths in interest of the Series A Preferred Shares (including each Outside Investor who owns or has a commitment to purchase at least 75,000 Series A Preferred Shares hereunder, as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event): (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) assets with a value in excess of $500,000, (b) merge with or into or consolidate with another entity (except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval), (c) acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise (other than acquisitions of any NRTC franchisee with fewer than 50,000 households which have been approved by the Board of Directors of the Company, including a majority of the Outside Investor Representatives), (d) voluntarily liquidate or wind up its operations, (e) issue any shares of its capital stock which are senior to or on a parity with the Series A Preferred Shares with respect to dividends, conversion, liquidation or redemptions or with any special voting rights, (f) create, incur, assume, become liable for, or permit to exist any indebtedness for borrowed money or any indebtedness as a result of any acquisition, capital leases, or other similar commitments or obligations (other than indebtedness approved by the Board of Directors of the Company, including a majority of the Outside Investor Representatives), which, for any one such borrowing or series of related borrowings, is in excess of $500,000, (g) grant or permit to exist any liens securing indebtedness in excess of $500,000, security interests or encumbrances on any of the Company's assets or properties with a value of $500,000, except as approved by the Board of Directors of the Company, including a majority of the Outside Investor Representatives, or (h) enter into any agreement with any party which by its terms restricts the payments due the holders of the Series A Preferred Shares pursuant to Exhibit B hereto.

          4.15 No Amendments to Certificate of Incorporation. The Company will not make any amendment to its Certificate of Incorporation or make any amendment to its By-laws (a) so as to adversely affect the rights of the holders of the Series A Preferred Stock or Redeemable Preferred Stock with respect to dividends, liquidation preferences, conversion or redemption without the prior written consent of holders of three-fourths in interest of the Series A Preferred Shares (including each Outside Investor who owns or has a commitment to purchase at least 75,000 Series A Preferred Shares hereunder, as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event), or (b) that adversely affects any other preferences, powers, rights or privileges of holders of the Preferred Stock without the prior written consent of holders of three-fourths in interest of the Series A Preferred Shares.

          4.16 Capital Expenditures. The Company will not, without the prior approval of the Board of Directors of the Company, including a majority of the Outside Investor Representatives, make any expenditures for fixed or capital assets, or any commitments for such expenditures, exceeding an amount of $500,000 for any one such expenditure or series of related expenditures in any one year.

          4.17 Life Insurance. The Company shall use its best efforts to obtain as soon as practicable following the Initial Closing, and to maintain and continue to pay the premiums on, a key-man term life insurance policy on the life of the Founder in the amount of at least $10,000,000, such policy to name the Company as sole beneficiary thereof.

          4.18 Annual Updates; Number of Stockholders; Use of Proceeds; Regulatory Violation; Economic Impact Information; Amendment.

               (a) As long as an SBIC Investor holds any of the Securities, the Company shall, on an annual basis, provide to such SBIC Investor the information required under 13 CFR Section 107.620(b) and shall provide the information and access required by 13 CFR Section 107.620(c).

               (b) As long as an SBIC Investor holds any of the Securities, the Company shall notify such SBIC Investor:

                    (i) at least fifteen (15) days prior to taking any action after which the number of record holders of the Company's voting stock would be increased from fewer than 50 to 50 or more; and

                    (ii) of any other action or occurrence after which the number of record holders of the Company's voting stock was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur. For purposes of this Agreement, an "SBIC Investor" shall mean BancBoston, an affiliate of BancBoston that has been licensed as an SBIC and holds the Securities or any permitted transferee of an Outside Investor that has been licensed as an SBIC and holds the Securities.

               (c) Within seventy-five (75) days after the Initial Closing, and at the end of each month thereafter until all of the proceeds from the sale of Series A Preferred Shares hereunder have been used by the Company, the Company shall deliver to all Outside Investors a written statement certified by the Company's president or chief financial officer describing in reasonable detail the use of the proceeds of the purchase of Series A Preferred Shares hereunder hereunder by the Company. In addition to any other rights granted hereunder, the Company shall grant all Outside Investors and the SBA access to the Company's records for the purpose of verifying the use of such proceeds.

               (d) Upon the occurrence of a Regulatory Violation (as defined below) or in the event that any SBIC Investor determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled (whether under this Agreement or any other agreement), such SBIC Investor shall have the right, to the extent required under SBIC Regulations, to demand the immediate repurchase of all of the outstanding Securities owned by such SBIC Investor at a price equal to the purchase price paid for such Securities hereunder plus accrued dividends by delivering written notice of such demand to the Company; provided, however, that, in the event of a Regulatory Violation, any SBIC Investor shall, prior to demanding the repurchase of all of the outstanding Securities owned by such SBIC Investor, use reasonable efforts to retain its investment in the Securities, including, without limitation, petitioning the SBA for its approval with respect to any unforeseen changes in the principal business activity of the Company. The Company shall pay the purchase price for such Securities by a cashier's or certified check or by wire transfer of immediately available funds to such SBIC Investor within thirty (30) days after the Company's receipt of the demand notice, and, upon such payment, such SBIC Investor shall deliver the certificates, if any, evidencing the Securities being repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

          For purposes of this Agreement, "Regulatory Violation" means a change in the principal business activity of the Company to an ineligible business activity (within the meaning of the SBIC Regulations), if such change occurs within one (1) year after the date of the initial purchase of Securities hereunder.

               (e) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall deliver to each Investor a written assessment of the economic impact of the total investment by all SBIC Investors in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of the Company in terms of expanded revenue and taxes, and the other economic benefits resulting from the investment, including but not limited to, technology development or commercialization, minority business development, urban or rural business development and expansion of exports, together with all other information reasonably requested by any SBIC Investor in order to provide the information required by 13 CFR Section 107.630.

               (f) Notwithstanding anything herein to the contrary, the provisions of this Section 4.18 shall not be amended without the prior written consent of holders of a majority of the issued and outstanding Securities of any SBIC Investors (determined on an as converted basis).

SECTION 5. INVESTOR REPRESENTATIONS

          It is the understanding of the Company, and each Investor hereby severally represents with respect to such Investor's purchase of Securities hereunder that:

               (a) The execution of this Agreement has been duly authorized by all necessary action on the part of the Investor, has been duly executed and delivered, and constitutes a valid, binding and enforceable agreement of the Investor.

               (b) The Investor is acquiring the Series A Preferred Shares and Common Shares for its own account, for investment, and not with a present view to any "distribution" thereof within the meaning of the Securities Act. The Investor was not formed or organized for the purpose of acquiring the Series A Preferred Shares and Common Shares.

               (c) The Investor understands that because the Series A Preferred Shares and Common Shares have not been registered under the Securities Act, it cannot dispose of any or all of the Series A Preferred Stock, the Conversion Shares issuable upon conversion thereof or the Common Shares unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor understands that each certificate representing the Series A Preferred Stock and the Common Stock will bear the following legend or one substantially similar thereto:

               The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Act or the availability of an exemption from such registration requirements.

               (d) The Investor is sufficiently knowledgeable and experienced in the making of venture capital investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company. The Investor acknowledges that the Company may, subject to the restrictions set forth in this Agreement, enter into one or more acquisitions, joint ventures or additional types of financings in the future which could result in a valuation for the capital stock of the Company that is significantly below the purchase price for the Series A Preferred Shares hereunder.

               (e) The Investors have been advised that the Series A Preferred Shares and Common Shares have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company in issuing the Series A Preferred Stock and the Common Stock is relying upon, among other things, the representations and warranties of the Investors contained in this Section 5.

               (f) No broker, finder, agent or similar intermediary has acted on behalf of an Investor in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

               (g) The Investor is an "accredited investor" as defined in Regulation D of the Securities Act.


SECTION 6. INDEMNIFICATION

          6.1 Indemnification for Vicarious Liability. Subject to Section 7.2 hereof, the Company shall, to the full extent permitted by law, and in addition to any such rights that the Investors and persons serving as officers, directors, partners, employees or agents of each Investor (individually an "Indemnified Party" and collectively the "Indemnified Parties") may have pursuant to statute, the Company's Certificate of Incorporation or By-laws, or otherwise, indemnify and hold harmless each Investor (including its respective directors, officers, partners, employees and agents, an "Indemnified Investor") and each person (a "Controlling Person" and collectively with Indemnified Investors, the "Indemnified Parties") who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, including any investigation, legal and other expenses incurred in connection with the investigation, defense, settlement or appeal of, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted ("Losses" or "Loss"), to which they, or any of them, may become subject by reason of their status as a security holder, creditor, director, agent, representative or controlling person of the Company, (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relates directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto); provided, however, that the Company will not be liable to the extent that such Loss arises from and is based on an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof. The indemnification and contribution provided for in this Section 6.1 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, employee, agent or Controlling Person of the Indemnified Parties.

          If the indemnification provided for in this Section 6.1 is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investor relating to such Indemnified

Party or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investor relating to such Indemnified Party in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Investors shall be deemed to be in the same respective proportions as the net proceeds from the offering (before deducting expenses) received by the Company and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Investors agree that it would not be just and equitable if contribution pursuant to the foregoing paragraph were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with any registration of the Company's securities, in no event shall an Investor be required to contribute any amount under this Section 6.1 in excess of the lesser of (i) that proportion of the total of such Losses indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Investors or (ii) the proceeds received by such Investor from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

          6.2 Notice; Defense of Claims. Promptly after receipt by an Indemnified Party of notice of any third party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental proceeding, the Indemnified Party shall give notice thereof in writing to the Company, but the omission to so notify the Company promptly will not relieve the Company from any liability except, and only to the extent, that the Company shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense.

          In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph the Company (i) gives written notice to the Indemnified Party or Parties stating that it intends to defend in good faith against such claim, liability or expense at its own cost and expense and (ii) provides assurance and security reasonably acceptable to such Indemnified Party or Parties that such indemnification will be paid fully and promptly if required and such Indemnified Party or Parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Company (subject to the consent of such Indemnified Party or

Parties, which consent shall not be unreasonably withheld) and such Indemnified Party or Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Company is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Company shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Company assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party or Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Company's obligation to indemnify such Indemnified Party or Parties therefor will be fully satisfied and the settlement includes a complete release of such Indemnified Party or Parties. The Company shall keep such Indemnified Party or Parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party or Parties with all documents and information that such Indemnified Party or Parties shall reasonably request and shall consult with such Indemnified Party or Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party or Parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Company and the Indemnified Party or Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such Indemnified Party or Parties shall be paid by the Company. The Indemnified Party or Parties shall make available all information and assistance that the Company may reasonably request and shall cooperate with the Company in such defense.

          If the Company does not give notice of its intent to defend against any third party or other claim, liability or expense in accordance with the foregoing paragraph, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party will have the right to retain its own counsel in any such action and all fees, disbursements and other charges incurred in the investigation, defense and/or settlement of such action shall be advanced and reimbursed by the Company promptly as they are incurred and shall have the right to compromise or settle, such claim, liability or expense; provided, however, that the Indemnified Party shall agree to repay any expenses so advanced hereunder if it is ultimately determined by a court of competent jurisdiction that the Indemnified Party to whom such expenses are advanced is not entitled to be indemnified as a matter of law or under the terms of this Agreement.

          6.3 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Section 6 shall be paid within the later of (a) ten (10) days after the indemnified party's request therefor or (b) ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.

SECTION 7. GENERAL

          7.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and the Founder, on the one hand, and any Investor, on the other, and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a consent or consents in writing signed by the holders of three-fourths in interest of the Series A Preferred Shares (including for such purposes, on a proportional basis, any Conversion Shares into which any of the Series A Preferred Shares have been converted that have not been sold to the public) and (in the case of any such change or addition) the Company; provided, however, that the amendment, modification or waiver of any provision which by its terms requires the consent or approval of holders of more than three-fourths in interest of the Series A Preferred Shares or the consent or approval of certain Outside Investors shall only be effective if it is signed by holders of such requisite percentage or such Outside Investors. All references in this Agreement to holders of three-fourths in interest of the Series A Preferred Shares refer to holders of 75% of the outstanding Series A Preferred Shares. Any amendment or waiver effected in accordance with this Section 7.1 shall be binding upon each holder of Series A Preferred Shares purchased under this Agreement at the time outstanding (including securities into which such Series A Preferred Shares have been converted), each future holder of all such securities and the Company.

          7.2 Survival of Representations, Warranties and Covenants; Assignability of Rights. All covenants, agreements, representations and warranties of the Company and/or the Founder made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished by or on behalf of the Company and/or the Founder to any Investor in connection herewith shall be deemed material and to have been relied upon by such Investor, and, except as otherwise provided in this Agreement, shall survive the delivery of the Securities regardless of any instruction and shall not merge in the performance of any obligation and shall bind the Company's or the Founder's successors, assigns and heirs, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to transferees of the Securities, whether so expressed or not. Every assignee of an Outside Investor shall be deemed to be an Outside Investor under this Agreement. Notwithstanding anything to the contrary contained herein, the Founding Investors shall have no recourse against the Company or the Outside Investors (including, without limitation, any rights of indemnification under Section 6 hereof) with respect to any breach of the representations and warranties made by the Company in Section 2 of this Agreement of which they had knowledge or any breach of the representations and warranties made by the Company in Section 2 of this Agreement as and to the extent that the Founder has given a similar representation in Section 2A of this Agreement. The representations and warranties made by the Investors in Section 5 of this Agreement shall survive the delivery of the Securities and shall bind the Investors' successors and assigns and shall inure to the benefit of the Company's successors and assigns.

          7.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of The Commonwealth of Massachusetts (without giving effect to principles of conflicts of law the effect of which would cause the application of domestic substantive laws of any other jurisdiction).

          7.4 Section Headings; Counterparts. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

          7.5 Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses: if to the Company, at its address as shown on the signature page hereof, or at any other address designated by the Company to each of the Investors in writing; if to an Investor, at its mailing address as shown on Appendix A hereto, or at any other address designated by such Investor to the Company and the other Investors in writing; and if to an assignee of an Investor, at its address as designated to the Company and the other Investors in writing.

          7.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

          7.7 Expenses. The Company shall pay all costs and expenses that each of it and the Outside Investors incurs with respect to the negotiation, execution, delivery and performance of this Agreement and any amendments hereto and the agreements, documents and instruments contemplated hereby or executed pursuant hereto and the Founding Investors shall pay all costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto.

          7.8 Integration. This Agreement together with the Stockholders' Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          7.9 Certain Provisions Applicable to SBIC Investors. Sections 2.27,
3.12 and 4.18 hereof contain certain provisions that are included herein solely for the benefit of SBIC Investors. A stockholder of the Company may not assert any rights or claims with respect to such provisions arising at any time after it has ceased to be an SBIC.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                                      GOLDEN SKY SYSTEMS, INC.
                                      605 W. 47th Street, Suite 300
                                      Kansas City, MO 64112


                                      By: /s/ Rodney A. Weary
                                         ----------------------------
                                          Name:  Rodney A. Weary
                                          Title: President


                                      FOUNDER: /s/ Rodney A. Weary
                                              -----------------------
                                               Rodney A. Weary


                                      OUTSIDE INVESTORS:

                                      ALTA SUBORDINATED DEBT
                                      PARTNERS III, L.P.

                                      By: Alta Subordinated Debt
                                          Management III, L.P., General Partner


                                      By: /s/ Eileen McCarthy
                                         ----------------------------
                                          Name:  Eileen McCarthy
                                          Title: General Partner

                                      ALTA COMMUNICATIONS VI, L.P.

                                      By: Alta Communications VI Management
                                          Partners, L.P., General Partner


                                      By: /s/ Eileen McCarthy
                                         ----------------------------
                                          Name:  Eileen McCarthy
                                          Title: General Partner

                                      ALTA-COMM S BY S, LLC


                                      By: /s/ Eileen McCarthy
                                         ----------------------------
                                          Name:  Eileen McCarthy
                                          Title: Member

                                      SPECTRUM EQUITY INVESTORS L.P.

                                      By: Spectrum Equity Associates L.P.,
                                          General Partner


                                      By: /s/ William P. Collatos
                                         ----------------------------
                                          Name:  William P. Collatos
                                          Title: General Partner

                                      SPECTRUM EQUITY
                                      INVESTORS II, L.P.

                                      By: Spectrum Equity Associates II, L.P.,
                                          General Partner


                                      By: /s/ William P. Collatos
                                         ----------------------------
                                          Name:  William P. Collatos
                                          Title: General Partner

                                      APPLEGATE & COLLATOS, INC.
                                      (solely for purposes of Section 1.3(c))


                                      By: /s/ William P. Collatos
                                         ----------------------------
                                          Name:  William P. Collatos
                                          Title: Vice President

                                      BANCBOSTON VENTURES INC.


                                      By: /s/ William O. Charman
                                         ----------------------------
                                          Name:  William O. Charman
                                          Title: Vice President

                                      THE MILLENNIAL FUND


                                      By: /s/ G. Jackson Tankersly, Jr.
                                         -----------------------------
                                          G. Jackson Tankersley, Jr.

                                      BUILDER INVESTMENT
                                      PARTNERSHIP


                                      By: Allen A. Builder
                                         ----------------------------
                                          Name:  Allen A. Builder
                                          Title: General Partner

                                      FOUNDING INVESTORS:

                                      Rodney A. Weary Revocable Trust Dated
                                      10/25/95


                                      By: /s/ Rodney A. Weary
                                         ----------------------------
                                          Name:  Rodney A. Weary
                                          Title: Trustee

                                      F.G. Weary III Revocable Trust


                                      By: /s/ F.G. Weary III
                                         ----------------------------
                                          Name:  F.G. Weary III
                                          Title: Trustee

                                      Sarah Weary Revocable Trust


                                      By: /s/ Sarah Weary
                                         ----------------------------
                                          Name:  Sarah Weary
                                          Title: Trustee



                                      /s/ Robert Liepold
                                      -------------------------------
                                      Robert B. Liepold



                                      /s/ Ron D. Foster
                                      -------------------------------
                                      Ron D. Foster



                                      /s/ Jo Ellen Linn
                                      -------------------------------
                                      Jo Ellen Linn



                                      /s/ Robert Weaver
                                      -------------------------------
                                      Robert Weaver

                                      /s/ Donald Tucker
                                      -------------------------------
                                      Donald Tucker



                                      /s/ Barbara Tucker
                                      -------------------------------
                                      Barbara Tucker


                                      /s/ Robert H. Weaver
                                      -------------------------------
                                      Robert H. Weaver



                                      /s/ Jeff K. Ramsey
                                      -------------------------------
                                      Jeff K. Ramsey



                                      /s/ Rebecca D. Ramsey
                                      -------------------------------
                                      Rebecca D. Ramsey


                                      A Delaware Trust

                                      By: /s/ Arthur B. Ramsey, Trustee
                                         ------------------------------
                                          Arthur B. Ramsey, Trustee


                                      Ramsey Trust Dated 12/14/95

                                      By: /s/ Arthur B. Ramsey, Trustee
                                         ------------------------------
                                          Arthur Ramsey, Trustee

                                      By: /s/ Lyle Ramsey, Trustee
                                         ----------------------------
                                          Lyle Ramsey, Trustee



                                      /s/ Paul Spurgeon
                                      -------------------------------
                                      Paul Spurgeon







                                                                                                                          Appendix A


                                                          List of Investors


                                                     Initial Closing                                Additional Closings

                                         Number of      Number of    Aggregate         Number of        Number of       Aggregate
                                    Series A Preferred   Common   Purchase Price   Series A Preferred    Common      Purchase Price
       Name                               Shares         Shares      for Shares          Shares          Shares        for Shares
       ----                             -----------    ----------  --------------      ----------        -------       ---------
                                         (Column 1)     (Column 2)    (Column 3)        (Column 4)      (Column 5)     (Column 6)


Alta Subordinated Debt Partners III, L.P.   31,246          13        $3,124,613         24,286              --        $2,428,600
Alta Communications VI, L.P.                51,971          23         5,197,123         40,394              --         4,039,400
Alta-Comm S By S, LLC                        1,183           1           118,301            920              --            92,000
c/o Alta Communications, Inc.
One Embarcadero Center
Suite 4050
San Francisco, CA  94111

Spectrum Equity Investors L.P.              50,000          12         5,000,012             --              --                --
Spectrum Equity Investors II L.P.               --          --                --        100,000              25        10,000,025
125 High Street, Suite 2600
Boston, MA 02110
Attn:  William P. Collatos

BancBoston Ventures Inc.                    33,600          19         3,360,019         41,400              --         4,140,000
175 Federal Street, 10th Floor
Boston, MA 02110
Attn:  William O. Charman

The Millennial Fund                            500          --            50,000             --              --                --
c/o G. Jackson Tankersley, Jr.
The Centennial Funds
1428 15th Street
Denver, CO 80202

Builder Investment Partnership                 500          --            50,000             --              --                --
Five Piedmont Center, Suite 700
Atlanta, GA 30305
Attn:  Allen A. Builder

Rodney A. Weary Revocable Trust             16,030           4         1,603,004             --              --                --
Dated 10/25/95
3900 W. 90th
Prairie Village, KS 66207

F.G. Weary III Revocable Trust               2,500           1           250,001             --              --                --
1508 S. Golf Club Drive
Richmond, MO 64085

Sarah Weary Revocable Trust                  2,500           1           250,001             --              --                --
1508 S. Golf Club Drive
Richmond, MO 64085

Robert B. Liepold                            1,000          --           100,000             --              --                --
6140 Mission Drive
Shawnee Mission, KS 66208





                                                     Initial Closing                                Additional Closings

                                         Number of      Number of    Aggregate         Number of        Number of       Aggregate
                                    Series A Preferred   Common   Purchase Price   Series A Preferred    Common      Purchase Price
       Name                               Shares         Shares      for Shares          Shares          Shares        for Shares
       ----                             -----------    ----------  --------------      ----------        -------       ---------
                                         (Column 1)     (Column 2)    (Column 3)        (Column 4)      (Column 5)     (Column 6)

Ron D. Foster                                  900          --           $90,000             --              --                --
4613C N.E. Whispering Winds Dr.
Lee's Summit, MO 64064

Jo Ellen Linn                                  430          --            43,000             --              --                --
4613C N.E. Whispering Winds Dr.
Lee's Summit, MO 64064

Robert Weaver                                1,000          --           100,000             --              --                --
6221 Belle Rive Dr.
Brentwood, TN 37027

Donald & Barbara Tucker                        150          --            15,000             --              --                --
109 Lord Ashley Drive
Greenville, NC 27858

Robert H. Weaver                               350          --            35,000             --              --                --
1509 Douglas Drive
Jackson, MS 39211

Jeff K. or Rebecca D. Ramsey                   100          --            10,000             --              --                --
jt. tenants w/ rights of survivorship
P.O. Box 2293
Corrales, NM 87048

A Delaware Trust                                20          --             2,000             --              --                --
Arthur B. Ramsey, Trustee
1621 Sagebrush Trail S.E.
Albuquerque, NM 87123

Ramsey Trust Dated 12/14/95                     20          --             2,000             --              --                --
1621 Sagebrush Trail S.E.
Albuquerque, NM 87123

Paul Spurgeon                                5,000           1           500,001             --              --                --
3000 SW 19th Street
Topeka, KS 66604

       Total                               199,000          75       $19,900,075        207,000              25       $20,700,025
---------------                            =======          ==       ===========        =======              ==       ===========




The purchase price for the Series A Preferred Shares is $100.00 per Series A Preferred Share and the purchase price for the Common
Shares is $1.00 per Common Share.

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